Exhibit 10.13

PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED.
CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD BE LIKELY TO CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.
REDACTED MATERIAL IS MARKED WITH [***].

16 December 2024
INDIVIOR PLC
and
OAKTREE
________________________________________
RELATIONSHIP AGREEMENT
________________________________________

THIS AGREEMENT is made on 16 December 2024
BETWEEN:
(A)Indivior PLC a company incorporated and registered in the United Kingdom (with company number 09237894) and whose registered office is at 234 Bath Road, Slough, Berkshire, United Kingdom, SL1 4EE (the “Company”); and
(B)Oaktree Value Opportunities Fund, L.P., Oaktree London Liquid Value Opportunities Fund (VOF), L.P., Oaktree Phoenix Investment Fund, L.P. and Boston Patriot Arlington ST LLC (together, “Oaktree” and together with the Company the “Parties” and each a “Party” to this Agreement).
RECITALS:
(A)Oaktree manages Shares comprising approximately 7.6 per cent. of the issued share capital of the Company.
(B)The Parties have agreed to enter into this Agreement in order to govern certain matters related to the Shares managed by Oaktree and the ongoing relationship between the Parties.
IT IS AGREED AS FOLLOWS:
1.INTERPRETATION
The definitions and other interpretative provisions set out in Schedule 3 shall apply throughout this Agreement, unless the contrary intention appears.
2.ANNOUNCEMENT
2.1Not later than 4.00 p.m. UK time on 17 December 2024, the Company shall release the agreed form announcement in the form set out in Schedule 1 (the “Announcement”).
2.2Oaktree shall promptly file (but not before the release of the Announcement, unless the Company has failed to release the Announcement within the time period specified in Clause 2.1) with the SEC an amendment to its Schedule 13D reporting the entry into this Agreement, which Item 4 and Item 6 disclosure regarding this Agreement and Oaktree’s plans with respect to the Company shall be in the agreed form set out in Schedule 2 (the “Schedule 13D/A”).
2.3Neither the Company nor Oaktree nor any of its Affiliates will make any public statements with respect to the matters covered by this Agreement, including in any filing with the SEC, any other regulatory or governmental agency, or any stock exchange or in any materials that would reasonably be expected to be filed with the

SEC, prior to the Company’s issuance of the Announcement (except for Oaktree’s filing of the Schedule 13D/A in accordance with Clause 2.2).
3.APPOINTMENT OF NEW NON-EXECUTIVE DIRECTORS
3.1The Company hereby agrees:
3.1.1to appoint with immediate effect each of Robert Schriesheim and Joe Ciaffoni as a Director (the “Initial Nominees”), within one Business Day following the date of this Agreement;
3.1.2to include Mr. Schriesheim as a candidate (along with other candidates already selected by the Company) in the Board’s on-going process to appoint a successor to Graham Hetherington in the position of Chair of the Board of the Company;
3.1.3in the event only that Mr. Schriesheim is not appointed as the new Chair of the Board of the Company, to appoint a third person, selected by Oaktree from the list of potential candidates disclosed by Oaktree to the Company prior to the date of this Agreement, as a Director (the “Additional Nominee”) (the Initial Nominees, and if applicable the Additional Nominee, being the “New NEDs”). The Additional Nominee shall be appointed by the Company as promptly as practicable, and not later than 31 January 2025, or such later date as mutually agreed between the Parties; and
3.1.4to appoint each of the Initial Nominees (with immediate effect on his or her appointment as a Director) as members of the Nomination Committee and as members of the Operational Committee.
3.2The Company agrees that the maximum number of Directors (which shall include the New NEDs) from 1 January 2025 until the expiry of this Agreement shall be 10 Directors, or, where the Additional Nominee is appointed, 11 Directors.
3.3The Company agrees that the Initial Nominees appointed to each of the Nomination Committee and the Operational Committee in accordance with Clause 3.1.4 shall not be removed from such committees (unless removed from the Board in accordance with Clause 3.4.3), and the number of Directors serving on such committees shall not be increased (other than through the appointment of the Initial Nominees in accordance with Clause 3.1.4), during the term of this Agreement.
3.4The Parties acknowledge that the New NEDs are required to retire from office at the 2025 AGM in accordance with article 77 of the Articles. The Company agrees that the Board will unanimously recommend to Shareholders, in the notice convening the 2025 AGM, that the New NEDs be re-appointed as Directors by Shareholders with effect from the conclusion of that meeting. The Company further agrees and undertakes to:
3.4.1recommend that Shareholders vote against any resolution put to Shareholders to remove any of the New NEDs (it being acknowledged by Oaktree that the Company will not be obligated to recommend to Shareholders that the New NEDs be re-appointed as Directors in the notice convening the 2026 AGM);

3.4.2not put to Shareholders, other than where obliged to do so pursuant to the Companies Act, any resolution to remove any of the New NEDs; and
3.4.3not remove any of the New NEDs from office pursuant to the operation of article 83(iii) of the Articles (or otherwise) other than on grounds of serious misconduct by resolution of the Directors acting reasonably and in good faith, in each case, during the term of this Agreement.
3.5Oaktree warrants and undertakes to the Company that:
3.5.1to the Oaktree Individuals’ Knowledge, none of the New NEDs is (a) an employee, officer, director, general partner, manager or other agent of or consultant to Oaktree or any of its Affiliates (Oaktree and each of its Affiliates, collectively, the “Oaktree Group”), or (b) a limited partner, member, or other investor in the Oaktree Group (unless such investment has been disclosed to the Company);
3.5.2it has not and will not, and no other member of the Oaktree Group (to the Oaktree Individuals’ Knowledge) has and Oaktree shall use reasonable endeavours to procure that no other member of the Oaktree Group will, for so long as the New NEDs are Directors of the Company, directly or indirectly, make any payments or enter into any agreement, arrangement or understanding to compensate any New NED in connection with his or her service as a Director of the Company (including as a member of any committee of the Board).
3.6Each New NED shall be entitled to be paid the equivalent fees for the performance of his or her duties as any other non-executive Director of the Company on the same terms and shall be entitled to have reimbursed any reasonable expenses, reasonably incurred, and be indemnified for liabilities incurred, in the performance of his or her duties as a non-executive Director of the Company on the same basis as any other non-executive Director of the Company. Each New NED shall also be entitled to be covered under the Company's D&O insurance policy on the same basis as any other non-executive Director of the Company. The Company undertakes to enter into a letter of appointment with each New NED for the purposes of this Clause 3.6.
4.DUTIES AND OBLIGATIONS RELATING TO THE NEW NEDS
4.1The Parties acknowledge that each New NED shall owe the same duties to the Company as are owed by the other Directors by reason of his or her appointment as a Director.
4.2Oaktree acknowledges and agrees that each New NED will, upon appointment as a Director, owe the same duties to the Company as the other Directors and that Oaktree does not have any preferential right to receive any confidential information obtained by any New NED in their capacity as a Director.
5.VOTING AND NON-DISPARAGEMENT
5.1Oaktree warrants to the Company that, as at the date of this Agreement, Oaktree manages 9,521,980 Shares representing approximately 7.6 per cent. of the issued share capital of the Company which provides Oaktree with the ability to exercise or direct the exercise of 9,521,980 Voting Rights representing approximately 7.6 per cent. of the Voting Rights currently exercisable in the Company (the “Current Voting Rights”). Oaktree warrants that as at the date of this Agreement the Oaktree Group has no other Interests in Shares and is not able to exercise or direct the exercise of any Voting Rights other than the Current Voting Rights.
5.2Until the expiry of this Agreement, Oaktree undertakes to take all reasonable steps to exercise (or procure the exercise of) all of the Voting Rights in respect of which it has the right from time to time to exercise or direct their exercise on any Ordinary Course Resolution in accordance with the recommendation of the Board.
5.3Oaktree undertakes that until the expiry of this Agreement, in relation to each meeting of the Company’s Shareholders at which any resolution referred to in Clause 5.2 is to be considered, in respect of any such resolution it shall take all reasonable steps in relation to all Voting Rights in respect of which any member of the Oaktree Group has the right from time to time to exercise or direct their exercise to:
5.3.1instruct the registered holder to complete and return, or procure the completion and return of, relevant forms of proxy in respect of the exercise, in accordance with Clause 5.2, of all Voting Rights as are from time to time able to be exercised by it (or in respect of which it is able to procure the exercise) by not less than 2 (two) Business Days before the latest time for submission of proxies for the relevant meeting; and
5.3.2instruct the registered holder of the Shares to which such Voting Rights relate not to revoke or amend the proxy referred to in Clause 5.3.1 or submit new forms of proxy voting against any resolution referred to in Clause 5.2 or attend in person or by proxy or appoint any corporate representative to attend at the relevant Shareholders meetings and vote on any resolution referred to in Clause 5.2 otherwise than in accordance with the Board’s recommendation.
5.4Until the expiry of this Agreement, Oaktree shall not, through the exercise of its Voting Rights or otherwise, and shall take reasonable steps to procure that no member of the Oaktree Group shall, through the exercise of any Voting Rights or otherwise (including as provided in Clause 5.5), and shall use all reasonable endeavours to procure that the registered holder of any Shares in respect of which any member of the Oaktree Group is entitled to direct the exercise of Voting Rights shall not exercise such Voting Rights in order to:
5.4.1remove or publicly propose the removal of any Director;
5.4.2put forward (or procure that another person puts forward) a resolution, an item on the agenda, or an amendment to a resolution or an agenda item at a general meeting of the Company;
5.4.3propose a resolution or include a matter on the agenda to be dealt with at the 2025 AGM pursuant to section 338 or 338A of the Companies Act, respectively;
5.4.4nominate any person to serve as a Director pursuant to article 81(iii) of the Articles;

5.4.5require the Board to call a general meeting of the Company pursuant to section 303(1) of the Companies Act;
5.4.6call a general meeting of the Company at the Company’s expense pursuant to section 305 of the Companies Act;
5.4.7require circulation of a statement relating to a proposed resolution or any other business to be dealt with at the Company’s general meeting pursuant to section 314 of the Companies Act; or
5.4.8make any public proposal to: (i) change the Board or management of the Company; (ii) change the capitalisation or capital allocation programs and practices of the Company; or (iii) change the Company’s business or corporate structure.
5.5Oaktree shall not, and shall take reasonable steps to procure that no member of the Oaktree Group shall, solicit or knowingly urge, publicly or privately, any Shareholder or person entitled to direct the exercise of Voting Rights, to exercise their Voting Rights or otherwise until the expiry of this Agreement:
5.5.1to vote against the recommendation of the Board on any Ordinary Course Resolution; or
5.5.2to take any action referred to in Clause 5.4.
5.6Each Party agrees that, until the expiry of this Agreement, it shall, and shall take reasonable steps to procure that its Affiliates and its and their principals, directors, general partners and officers shall, refrain from making or causing to be made publicly or privately, or soliciting or knowingly urging any other person to make or cause to be made publicly, any statement or announcement that:
5.6.1constitutes an ad hominem attack on; or
5.6.2otherwise disparages, defames, slanders, impugns or is reasonably likely to damage the reputation of, the other Party or any of its Affiliates, or any of their current or former officers, directors or key employees, in each case including:
(i)in any press release or other publicly available format (including social media); or
(ii)to any journalist or member of the media (including in a television, radio, newspaper or magazine interview), provided that none of the foregoing shall apply to:
(iii)restrict the ability of such persons to comply with Applicable Law, or respond to a lawful and valid request for information from any regulatory or governmental authority with jurisdiction over such persons or enforce their rights hereunder;
(iv)any private communications among the Oaktree Group and its Affiliates and/or their respective professional advisors;

(v)any private communications among the Company and its Affiliates and/or their respective professional advisors; or
(vi)any private communications among any of the persons listed in (iv) and (v).
5.7Oaktree shall, and shall procure that each member of the Oaktree Group shall, refrain from bringing or supporting, or causing to be brought or supported until the expiry of this Agreement:
5.7.1any legal claim or action against the Company or any of its Directors, officers or key employees, any of the Company’s Affiliates or any of its directors, officers or key employees; or
5.7.2any derivative action against any Director or director of any of the Company’s Affiliates,
5.7.3other than a claim against the Company for breach of this Agreement.
5.8The Company shall, and shall procure that the Company’s Affiliates and the Company’s and their directors, officers and key employees shall, refrain from bringing or supporting, or causing to be brought or supported until the expiry of this Agreement any legal claim or action against any member of the Oaktree Group or any of its directors, officers, general partners, managers or key employees, other than a claim against Oaktree for breach of this Agreement.
5.9Oaktree acknowledges that the Company is subject to applicable obligations under the UK Listing Rules, UK MAR, the DTRs, the FSMA, the Financial Services Act 2012, the Nasdaq Listing Rules, Regulation FD, applicable US securities laws and any applicable laws and regulations in light of the Company’s status as an SEC registrant, its primary listing on the Nasdaq Global Select Market and its secondary listing on the London Stock exchange.
6.TERM
6.1This Agreement shall terminate with immediate effect on 31 December 2025 unless terminated earlier, or extended, by the agreement of the Parties in writing.
6.2Oaktree may terminate this Agreement with immediate effect by notice to the Company if the Company fails to:
6.2.1release the Announcement by the time and date specified in, and in accordance with Clause 2.1;
6.2.2appoint with immediate effect each of the Initial Nominees, within one Business Day following the date of this Agreement in accordance with Clause 3.1.1;
6.2.3in the event only that Mr Schriesheim is not appointed as the new Chair of the Board of the Company, appoint the Additional Nominee by the Company as promptly as practicable, and not later than the deadline in Clause 3.1.3; or
6.2.4appoint each of the Initial Nominees (with immediate effect on his or her appointment as a Director) as members of the Nomination Committee and as members of the Operational Committee) in accordance with Clause 3.1.4.

6.3Termination of this Agreement pursuant to this Clause 6 shall be without prejudice to any breach of this Agreement by either Party prior to the date of termination.
6.4Clauses 1, 6, 7, 8 and 9 shall survive the termination of this Agreement.
7.NOTICES
7.1Requirements for notices
A notice (including any approval, consent or other communication) given in connection with this Agreement and the documents referred to in it must be in writing in the English language and must be given by one or more of the following methods:
7.1.1by hand (including by courier or process server) to the address of the addressee; or
7.1.2by email to the email address of the addressee,
being the address or email address which is specified in Clause 7.2 in relation to the Party or Parties to whom the notice is addressed, and marked for the attention of the person so specified, or to such other address or email address, or marked for the attention of such other person, as the relevant Party may from time to time specify by notice given to all of the other Parties in accordance with this Clause.
7.2Parties’ contact details
The relevant address, email address and specified details for each of the Parties at the date of this Agreement are as follows:
Company
Address: 234 Bath Road, Slough, Berkshire SL1 4EE United Kingdom
Email address(es): [***]
For the attention of: Mark Crossley / Jeff Burris
With copy to:
By post: Freshfields Bruckhaus Deringer LLP, 100 Bishopsgate, London, United Kingdom, EC2P 2SR, for the attention of: Oliver Lazenby / Ziyad Nassif
By email: [***]
Oaktree
Address:
Email address(es): [***]
For the attention of: Andrew West

With a copy to: Olshan Frome Wolosky LLP,
By post: 1325 Avenue of the Americas, New York, NY 10019, United States
By email: [***]
With a copy to: White & Case LLP
By post: 5 Old Broad St, London EC2N 1DW, United Kingdom, for the attention of Tom Matthews / Alex Woodfield
By email: [***]
7.3Deemed receipt
Unless it is proved that it was received earlier and subject to Clause 7.4 below, a notice is deemed to be received:
7.3.1in the case of a notice given by hand (including by courier or process server), at the time when the notice is left at the relevant address; or
7.3.2in the case of a notice given by email, at the time of transmission of the email (provided that no automated delivery message shall have been received by the sender of the notice).
7.4A notice received or deemed to be received in accordance with Clause 7.3 on a day which is not a Business Day, or after 5pm (EST) on any Business Day, shall be deemed to be received on the next following Business Day.
8.ENTIRE AGREEMENT
8.1Each Party agrees on behalf of itself and its Affiliates that this Agreement:
8.1.1constitutes the whole agreement in relation to its subject matter and supersedes any previous agreement between the Parties in relation to its subject matter; and
8.1.2to the extent permitted by law, excludes any warranty, condition or other undertaking implied at law or by custom, usage or course of dealing.
8.2Each Party agrees that this Agreement is made on the basis that neither Party has been induced to enter into this Agreement by, nor has relied on, any statement, representation, warranty, assurance, covenant, indemnity, undertaking or commitment (“Representation”) which is not expressly set out in this Agreement.
8.3Each Party agrees that its only right of action in relation to any innocent or negligent Representation set out in this Agreement or given in connection with this Agreement shall be for breach of contract. All other rights and remedies in relation to any such Representation (including those in tort or arising under statute) are excluded.
9.MISCELLANEOUS
9.1Announcements
9.1.1Subject to Clauses 2 and 9.1.2, no Party shall release any stock market announcement, make any press release or despatch any announcement or circular, relating to this Agreement.
9.1.2Nothing in Clause 9.1.1 shall prohibit any Party from making any announcement or publicly available filing or despatching any circular as required by Applicable Law.
9.2Assignment
No Party may assign (whether absolutely or by way of security and whether in whole or in part), transfer, mortgage, charge, declare itself a trustee for a third party of, or otherwise dispose of (in any manner whatsoever) the benefit of this Agreement or sub contract or delegate in any manner whatsoever its performance under this Agreement and any such purported dealing in contravention of this Clause 9.2 shall be ineffective.
9.3Legal relationship
Nothing in this Agreement or in any matter or any arrangement contemplated by it is intended to constitute a partnership, association, joint venture, fiduciary relationship or other co-operative entity between the Parties for any purpose whatsoever. Except as expressly provided in this Agreement, neither Party has any power or authority to bind the other Party or impose any obligations on it and neither Party shall purport to do so or hold itself out as capable of doing so.
9.4Third Party rights
No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a Party.
9.5Variation and waiver
9.5.1No variation of this Agreement shall be effective unless it is in writing (which for this purpose, does not include email) and signed by, or on behalf of, each of the Parties. The expression “variation” includes any variation, supplement, deletion or replacement however effected.
9.5.2No waiver of any right or remedy provided by this Agreement or by law shall be effective unless it is in writing (which for this purpose, does not include email) and signed by, or on behalf of, the Party granting it.
9.5.3The failure to exercise, or delay in exercising, any right or remedy provided by this Agreement or by law does not:
(A)constitute a waiver of that right or remedy;
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(B)restrict any further exercise of that right or remedy; or
(C)affect any other rights or remedies.
9.5.4A single or partial exercise of any right or remedy does not prevent any further or other exercise of that right or remedy or the exercise of any other right or remedy.
9.6Counterparts
This Agreement may be executed in any number of counterparts and by each Party on separate counterparts, each of which when executed and delivered shall be an original, but all the counterparts together constitute one instrument.
9.7Costs
Each Party shall bear all costs incurred by it in connection with the preparation, negotiation and entry into this Agreement and the documents to be entered into pursuant to it; provided, however, that the Company shall reimburse Oaktree an amount not to exceed the amount that the Parties have agreed on for reasonable and documented out-of-pocket expenses incurred by Oaktree in connection with its engagement with the Company, and the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby.
9.8Severance
9.8.1If any provision or part of any provision of this Agreement is or becomes invalid or unenforceable in any respect under the law of any relevant jurisdiction, such invalidity or unenforceability shall not affect:
(A)the validity or enforceability in that jurisdiction of any other provision of this Agreement; or
(B)the validity or enforceability under the law of any other jurisdiction of that provision or of any other provision of this Agreement.
9.8.2If any provision of this Agreement is or becomes invalid or unenforceable in any respect under the law of any relevant jurisdiction, but would be valid and enforceable if some part of the provision were deleted, the provision in question shall apply in respect of such jurisdiction with such deletion as may be necessary to make it valid and enforceable.
9.9Equitable remedies
Without prejudice to any other rights or remedies that the Parties may have, the Parties acknowledge and agree that damages alone may not be an adequate remedy for any breach of the provisions of this Agreement. The remedies of injunction and specific performance as well as any other equitable relief for any threatened or actual breach of the provisions of this Agreement may be more appropriate remedies.
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10.GOVERNING LAW AND JURISDICTION
10.1This Agreement and any dispute or claim arising out of or in connection with it or its subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes or claims) shall be governed by, and construed in accordance with, English law.
10.2Each Party irrevocably agrees that the Courts of England shall have exclusive jurisdiction in relation to any dispute or claim arising out of or in connection with this Agreement or its subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes or claims).
10.3Each Party irrevocably waives any right that it may have to object to an action being brought in those Courts, to claim that the action has been brought in an inconvenient forum, or to claim that those Courts do not have jurisdiction.
Schedule 1ANNOUNCEMENT
1224

FOR IMMEDIATE RELEASE

Indivior Announces Changes to Board of Directors

Richmond, VA, [December 17, 2024] – Indivior PLC (NASDAQ / LSE: INDV) (“Indivior” or the “Company”) today announced that, following recent discussions with Oaktree Capital Management L.P. (“Oaktree”), which advises certain funds that own ordinary shares of Indivior, the Company has agreed to make certain changes to its Board of Directors (the “Board”) and take other related actions, including the following:

•The appointment of Robert Schriesheim and Joe Ciaffoni as independent non-executive directors, effective immediately, and the placement of the new directors on the Board’s Nomination Committee and an existing Operational Committee of the Board. The Operational Committee will continue to provide recommendations to the Board on matters regarding operations and capital allocation.
•Ryan Preblick, the Company’s Chief Financial Officer, has agreed to step down from his role on the Board to align Indivior’s Board composition with US listed company practice.
•In parallel with the on-going process to replace Board Chair Graham Hetherington, whose departure was announced on October 4, 2024, the Company and Oaktree are in discussions regarding the potential appointment of an additional non-executive director.
•Taking into account Indivior’s recent primary listing on Nasdaq, the Company has agreed to move towards a more standard US system of remuneration for directors, specifically including that all non-executive directors will receive a substantive part of their fees in Indivior shares that will be subject to minimum holding amounts. It is expected that any necessary shareholder approvals for these arrangements will be sought at the Company’s 2025 AGM.

The Board welcomes Mr. Schriesheim and Mr. Ciaffoni and is committed to collaborating with them. With their extensive experience in corporate transformation and specialty pharmaceuticals, respectively, Mr. Schriesheim and Mr. Ciaffoni will bring incremental resources to enhance the Board’s skills and experience to continue optimizing the Company’s strategy and operations to maximize value for all shareholders.

Juliet Thompson, senior independent director, said, “Our Board and management team remain committed to enhancing value for all Indivior shareholders and, in recent months, have taken decisive actions in response to short-term headwinds in the business to ensure we are able to navigate the current environment while positioning the Company for long-term value creation. This has included taking additional steps to address legacy litigation, pursuing significant streamlining actions across both G&A and R&D and implementing a new $100 million share repurchase program in July 2024, which is being carried out on an accelerated basis. We will continue to take actions we believe are in the best interest of the Company and all shareholders.”

“We are pleased to have reached an agreement with Indivior on the addition of two highly qualified members to its Board," said Andrew West, Managing Director in Oaktree’s Value Opportunities Group. “We believe the constructive actions Indivior’s Board has undertaken, together with the appointment of these new independent directors, will accelerate the Company’s operational execution and enhance long-term shareholder value. We are grateful to leadership and shareholders for their engagement and look forward to Indivior’s future as it progresses on its mission to provide patients with life-changing treatments based on science.”

In connection with these changes, Indivior and Oaktree have entered into a Relationship Agreement, which contains, among other items, customary obligations and undertakings of mutual support.

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Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC are acting as financial advisors to Indivior, and Freshfields LLP is serving as legal counsel. Olshan Frome Wolosky LLP and White & Case LLP are serving as legal counsel to Oaktree.

Robert Schriesheim Biography

Robert Schriesheim serves as Chairman of Truax Partners LLC and has extensive experience as a board member of public and private companies typically undergoing transformations while partnering with boards and institutional investors. In addition, he serves as an Adjunct Associate Professor of Finance with a focus on corporate governance at The University of Chicago Booth School of Business. He previously served as CFO of Sears Holdings, Hewitt Associates and Lawson Software and, earlier, held executive roles at seed venture firm ARCH Development Partners, LLC, Global TeleSystems, SBC Equity Partners, Ameritech, AC Nielsen and Brooke Group Ltd.  Mr. Schriesheim has served as a director of Skyworks Solutions, Inc. since 2006 and Houlihan Lokey since 2015 where he is the Lead Independent Director. He previously served on a number of public boards including Frontier Communications (as chairman of the Finance Committee overseeing its strategic redirection and Chapter 11 proceedings), NII Holdings, Forest City Reality Trust, Lawson Software, Co-Chairman of MSC Software and Dobson Communications. Mr. Schriesheim earned an AB in Chemistry from Princeton University and an MBA from the University of Chicago Booth School of Business.

Joe Ciaffoni Biography

Joe Ciaffoni previously served as President and CEO of Collegium Pharmaceutical. Given his prior experience at not only Collegium, but also Endo International (President of U.S. Branded Pharmaceuticals), Biogen (SVP, Global Specialty Medicines Group; U.S. Commercial) and Shionogi Inc. (COO), Mr. Ciaffoni has a demonstrated track record of launching successful products, optimizing commercial operations, and enhancing patient access to important therapies. He earned his MBA and BA at Rutgers University.

About Indivior
Indivior is a global pharmaceutical company working to help change patients' lives by developing medicines to treat substance use disorders (SUD), overdose and serious mental illnesses. Our vision is that all patients around the world will have access to evidence-based treatment for the chronic conditions and co-occurring disorders of SUD. Indivior is dedicated to transforming SUD from a global human crisis to a recognized and treated chronic disease. Building on its global portfolio of OUD treatments, Indivior has a pipeline of product candidates designed to both expand on its heritage in this category and potentially address other chronic conditions and co-occurring disorders of SUD. Headquartered in the United States in Richmond, VA, Indivior employs over 1,000 individuals globally and its portfolio of products is available in over 30 countries worldwide. Visit www.indivior.com to learn more. Connect with Indivior on LinkedIn by visiting www.linkedin.com/company/indivior.

Investor Enquiries

Jason Thompson
VP, Investor Relations
Indivior PLC
+1 804 402 7123
jason.thompson@indivior.com

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Tim Owens
Director, Investor Relations Indivior PLC
+1 804 263 3978
timothy.owens@indivior.com

Media Enquiries

For Indivior:

Jonathan Sibun
Teneo
+44 (0)20 7353 4200
+1 804 594 0836
Indiviormediacontacts@indivior.com

Tim Lynch / Maggie Carangelo
Joele Frank, Wilkinson Brimmer Katcher
+1 212 895 8600

For Oaktree:

John Christiansen / Monique Sidhom / Suzanne Byowitz
FGS Global
Oaktree@fgsglobal.com

-ends-

3

Schedule 2SCHEDULE 13D/A

Item 4
Item 4 to the Schedule 13D is hereby amended to incorporate the following at the end thereof:
On December 16, 2024, OVO Fund, VOF, OPI Fund and Boston Patriot Arlington ST LLC (together, the “Oaktree Parties”) entered into a Relationship Agreement (the “Relationship Agreement”) with the Issuer, pursuant to which the Issuer agreed to (i) appoint Robert Schriesheim and Joe Ciaffoni to the Board within one business day following the date of the Relationship Agreement, (ii) include Mr. Schriesheim as a candidate (along with other candidates selected by the Issuer) in the Board’s ongoing process to appoint a successor Chair of the Board, (iii) in the event that Mr. Schriesheim is not appointed as Chair of the Board, appoint a third person selected by the Oaktree Parties to the Board (such person, if applicable, together with Mr. Schreisheim and Mr. Ciaffoni, the “New NEDs”) no later than January 31, 2025, (iv) appoint Mr. Schriesheim and Mr. Ciaffoni as members of the Nomination Committee and the Operational Committee of the Board, and (v) from January 1, 2025 until the expiry of the Relationship Agreement have a maximum of 10 directors on the Board, or, if the third New NED is appointed, 11 directors.  The Issuer also agreed that the Board will unanimously recommend to shareholders the re-appointment of the New NEDs to the Board at the 2025 Annual General Meeting of the Issuer.
The Relationship Agreement further provides that, until the expiration of the Relationship Agreement, the Oaktree Parties will not, and will take reasonable steps to ensure that each of their affiliates will not, (i) remove or publicly propose the removal of any member of the Board, (ii) put forward or propose any resolution, agenda item or amendment thereto at a general meeting of the Issuer, (iii) nominate any person to the Board, (iv) require the Board to call a general meeting of the Issuer, (v) require circulation of a statement relating to a proposed resolution or any other business to be dealt with at a general meeting of the Company, (vi) make any public proposal to change (a) the Board or management, (b) the capitalization or capital allocation program and practices of the Issuer, or (c) the Issuer’s business or corporate structure, or (vii) vote against the recommendation of the Board on any Ordinary Course Resolution, or solicit or knowingly urge any shareholder of the Issuer to take the foregoing actions. The Relationship Agreement also contains mutual non-disparagement and no litigation covenants.
The Relationship Agreement will terminate on December 31, 2025, provided that the Oaktree Parties may terminate the Relationship Agreement earlier if the Issuer breaches certain provisions of the Relationship Agreement.
The foregoing description of the Relationship Agreement does not purport to be complete and is qualified in its entirety by reference to the Relationship Agreement, which is attached as Exhibit 2 hereto and incorporated herein by reference.

Item 6
Item 6 to the Schedule 13D is hereby amended to incorporate the following at the end thereof:
On December 16, 2024, the Oaktree Parties entered into the Relationship Agreement, as defined and described in Item 4 above, which is attached as Exhibit 2 hereto and incorporated herein by reference.

12726607-1

Schedule 3
Schedule 4DEFINITIONS AND INTERPRETATION
1.DEFINITIONS
Each of the following words and expressions has the following meanings unless expressly stated otherwise:
“2025 AGM” the Annual General Meeting of the Company required to be held in respect of the period following its accounting reference date of 31 December 2024;
“2026 AGM” the Annual General Meeting of the Company required to be held in respect of the period following its accounting reference date of 31 December 2025;
“Additional Nominee” has the meaning given to it in Clause 3.1.3;
“Affiliate” means in relation to any person:
(a)its subsidiaries, any holding company and any subsidiary of that holding company;
(b)any person who directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person;
(c)any investment manager or investment advisor of the person and such investment manager’s subsidiaries and holding companies, any entity managed or advised by that investment manager or investment advisor and any other person that is managed or advised by the person in its capacity as investment manager or investment advisor; and
(d)its managed investment funds,
(e)provided, further, that “Affiliates” of a person shall not include any entity, solely by reason of the fact that one or more of such person’s employees, directors or principals serves as a member of its board of directors or similar governing body; provided, further, that with respect to Oaktree, “Affiliates” shall not include any portfolio operating company (as such term is understood in the private equity industry) of any member of the Oaktree Group;
“Announcement” has the meaning given to it in Clause 2.1;
“Annual General Meeting” means any annual general meeting of the Company required to be held in accordance with section 336 of the Companies Act;
“Applicable Law” means all laws, regulations, directives, statutes, subordinate legislation, common law and civil codes of any jurisdiction (including the City Code on Takeovers and Mergers), all judgments, orders, notices, instructions, decisions and awards of any court or competent authority (including the Takeover Panel) or tribunal exercising statutory or delegated powers and all codes of practice having force of law, statutory guidance and policy notes, in each case to the extent applicable to the Parties or any of them;
“Articles” means the articles of association of the Company;
“Board” means the board of Directors from time to time;
“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in New York and London;
“Companies Act” means the Companies Act 2006;
“control” means in relation to a body corporate (“company A”), the power of a person (“P”) to secure:
(a)by means of the holding of shares or the possession of voting power in relation to that or any other body corporate; or
(b)as a result of any powers conferred by the articles of association or other document regulating that or any other body corporate, that the affairs of company A are conducted in accordance with P’s wishes;
and “controlled” and “controlling” shall be construed accordingly;
“Current Voting Rights” has the meaning given to it in Clause 5.1;
“Director” means a director of the Company;
“DTRs” means the Disclosure Guidance and Transparency Rules of the FCA;
(c)“FCA” means the Financial Conduct Authority of the United Kingdom;
“FSMA” means the Financial Services and Markets Act 2000;
“Group” means the Company and its subsidiary undertakings from time to time and a “member of the Group” means any one of them;
“Initial Nominees” has the meaning given to it in Clause 3.1.1;
“Interest” means, in relation to Shares, any interest in Shares including by way of ownership, the right to exercise or direct the exercise of the Voting Rights attaching to Shares, any agreement to purchase, option or derivative giving the right to acquire or call for delivery of Shares or which obliges the holder to take delivery of Shares, and any derivative whose value is determined by reference to the price of Shares and which results or may result in the holder having a long position in Shares;
“Nasdaq Listing Rules” means the rules of the Nasdaq Stock Market;
“New NEDs” has the meaning given to it in Clause 3.1.3;
“Nomination Committee” means the nomination committee of the Board;
“Oaktree Group” has the meaning given to it in Clause 3.5.1;

“Oaktree Individuals’ Knowledge” means the actual knowledge of each of Steven Tesoriere and Andrew West, including the knowledge that each would obtain after due and careful inquiry;
“Operational Committee” means the operational committee of the Board;
“Ordinary Course Resolution” means a resolution of the Company proposed by the Board at an Annual General Meeting of the Company in relation to:
(d)receiving and adopting the Directors’ report;
(e)the annual retirement and re-election of any Director in accordance with article 78 of the Articles;
(f)appointing or re-appointing the Company’s auditors and/or registered public accounting firm;
(g)authorising the audit committee of the Company to determine the remuneration of the Company’s auditors;
(h)authorising the allotment of shares in the Company in accordance with section 551 of the Companies Act, subject to such authority being in accordance with market practice (including any Investment Association guidelines) as at the proposed date for such resolution for companies incorporated in England and Wales that are listed on the Official List and that are traded on the London Stock Exchange’s main market for listed securities;
(i)authorising the Directors to allot equity securities for cash pursuant to section 570 of the Companies Act, subject to the maximum level of disapplication being over (i) 5% of the Company’s issued share capital for use on an unrestricted basis; and (ii) an additional authority over a further 5% of the Company’s issued share capital for use in connection with an acquisition or specified capital investment announced at the same time as the issue, or which has taken place in the six month period preceding the announcement of the issue;
(j)authorising the Company for the purposes of section 693 of the Companies Act to make market purchases of its Shares;
(k)payment of a final or interim cash dividend; or
(l)authorising the Company to call a general meeting of the Company other than an Annual General Meeting on not less than 14 clear days’ notice;
“Regulation FD” means Regulation Fair Disclosure rules of the SEC.
“Representation” has the meaning given to it in Clause 8.2;
“Schedule 13D/A” has the meaning given to it in Clause 2.2;
“SEC” means the United States Securities and Exchange Commission;
“Securities Act” means the Securities Act of 1933 (as amended);
“Shareholder” means a holder of Shares;

“Shares” means the ordinary shares of the Company;
“UK Listing Rules” means the Listing Rules of the FCA made under Part 6 of the FSMA as modified from time to time and “UK Listing Rule” or “UKLR” means any one of them;
“UK MAR” means assimilated Regulation EU No 596/2014 as it forms part of the law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018); and
“Voting Rights” means the rights attaching to Shares or any other securities issued by the Company to vote at general meetings of the Company on all, or substantially all, matters and any direct or indirect rights to control the exercise of such voting rights.
2.INTERPRETATION
2.1Statutory references
A reference to an enactment or statutory provision shall include a reference to any subordinate legislation made under the relevant enactment or statutory provision and is a reference to that enactment, statutory provision or subordinate legislation as from time to time amended, modified, incorporated or reproduced and to any enactment, statutory provision or subordinate legislation that from time to time (with or without modifications) re-enacts, replaces, consolidates, incorporates or reproduces it.
2.2References to the singular etc.
Save where the context otherwise requires, the singular includes the plural and vice versa and reference to any gender includes a reference to all other genders.
2.3Headings
Save where the context otherwise requires, headings and the use of bold typeface shall be ignored.
2.4Defined terms
In this Agreement, words and expressions defined in the Acts shall bear the same meaning as in the Acts unless expressly provided otherwise.
2.5References to a person
Save where the context otherwise requires, a reference to a person includes a reference to a firm, a body corporate, an unincorporated association or to a person’s executors or administrators.
2.6Writing
Save where the context otherwise requires, references to writing shall include any typewriting, printing, lithography, photography and any other modes of representing or reproducing words in a legible and non-transitory form and documents and information sent or supplied in electronic form are “in writing” for the purpose of this Agreement;
2.7References to agreements

Save where the context otherwise requires, references in this Agreement to any other agreement or other instrument (other than an enactment or statutory provision) shall be deemed to be references to such agreement or instrument as from time to time amended, varied, supplemented, substituted, novated or assigned.
2.8Meaning of includes and including “Includes” and “including” shall be construed without limitation.

This Agreement has been executed as a deed and is delivered on the date shown above

EXECUTED as a DEED by        )
INDIVIOR PLC acting by     )
)    Signature:     /s/ Mark Crossley
)    Director

)    Signature:     /s/ Kathryn Hudson
)    Secretary

EXECUTED as a DEED by OAKTREE VALUE OPPORTUNITIES FUND, L.P.
By:    Oaktree Value Opportunities Fund GP, L.P.
Its:    General Partner
By:    Oaktree Value Opportunities Fund GP Ltd.
Its:    General Partner
By:    Oaktree Capital Management, L.P.
Its:    Director

By: /s/ Andrew West
Name: Andrew West
Title: Managing Director

By: /s/ Steve Tesoriere
Name: Steve Tesoriere
Title: Managing Director and Co-Portfolio Manager

EXECUTED as a DEED by OAKTREE LONDON LIQUID VALUE OPPORTUNITIES FUND (VOF), L.P.
By:    Oaktree London Liquid Value Opportunities Fund (VOF) GP, L.P.
Its:    General Partner
By:    Oaktree London Liquid Value Opportunities GP Ltd.
Its:    General Partner
By:    Oaktree Capital Management, L.P.
Its:    Director

By: /s/ Andrew West
Name: Andrew West
Title: Managing Director

By: /s/ Steve Tesoriere
Name: Steve Tesoriere
Title: Managing Director and Co-Portfolio Manager

EXECUTED as a DEED by OAKTREE PHOENIX INVESTMENT FUND, L.P.
By:    Oaktree Phoenix Investment Fund GP, L.P.
Its:    General Partner
By:    Oaktree Phoenix Investment Fund GP Ltd.
Its:    General Partner
By:    Oaktree Capital Management, L.P.
Its:    Director

By: /s/ Andrew West
Name: Andrew West
Title: Managing Director

By: /s/ Steve Tesoriere
Name: Steve Tesoriere
Title: Managing Director and Co-Portfolio Manager

EXECUTED as a DEED by BOSTON PATRIOT ARLINGTON ST LLC
By:    Oaktree Capital Management, L.P.
Its:    Investment Manager

By: /s/ Andrew West
Name: Andrew West
Title: Managing Director

By: /s/ Steve Tesoriere
Name: Steve Tesoriere
Title: Managing Director and Co-Portfolio Manager